Eternal Energy Corp. Announces Proposed Asset Purchase and Sale with Ryland Oil Corporation and a Stock Repurchase Program

Littleton, Colorado; March 29, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced today that it and Ryland Oil Corporation (TSX Venture Exchange: RYD.v; “Ryland”) have mutually terminated their letter agreement dated November 25, 2009, pursuant to which Ryland had previously agreed to purchase all of the outstanding shares of Eternal’s common stock and, instead, entered into two new agreements, whereby Ryland, and one of its wholly-owned subsidiaries, will acquire certain of Eternal’s assets, for which Ryland will pay cash, issue shares of its common stock, and assign certain of its oil and gas interests to Eternal.  The material terms of the new purchase and sale agreements are as follows:

1.
Ryland’s US-based wholly-owned subsidiary, Rover Resources, Inc., will purchase Eternal’s ten percent working interest in approximately 700 net acres located in northern North Dakota for US$1 million in cash, payable at closing.  The transaction is expected to close on April 7, 2010.  Ryland currently owns the other 90% working interest in the acreage; and

2.	Ryland will acquire all of Eternal’s gross overriding royalty interest in approximately 264,000 net acres within an area of mutual interest located in southeastern Saskatchewan for:

•	US$3 million in cash, payable on June 1, 2010;

•
2,145,883 shares of Ryland’s common stock, valued at approximately CDN$772,500 as of the effective date of the agreement.  The shares will be restricted from trading in Canada for a period of four months from the closing of this transaction and will be freely tradable in Canada thereafter.  The shares will not be registered in the United States and, consequently, will be subject to standard resale restrictions in the United States; and

•	the assignment by Ryland of its 100% working interest in approximately 4,500 acres located in southeastern Saskatchewan (the “Hardy Prospect”), valued at approximately CDN$240,000.

Upon closing of the second transaction, 60% of the gross overriding royalty interest being sold will be placed in escrow pending the receipt of the $3 million cash payment.  If the payment is not received by June 1, 2010, the escrowed gross overriding royalty interest will revert to Eternal.

The closing of these transactions is subject to various conditions, including approval of the transactions by the TSX Venture Exchange.

“We are pleased to announce the sale of a portion of our North Dakota acreage and the immediate monetization of our gross overriding royalty interest in Saskatchewan,” stated Brad Colby, Eternal’s President and CEO.  “The proceeds received from these transactions, including the monetization of our overriding royalty, will strengthen our working capital position and allow us to immediately pursue targeted exploration opportunities in the United States and Canada in areas where significant oil and gas reserves are known to exist.  The Ryland transactions and our exploration opportunities are intended to maximize value for our stockholders.”

The Hardy Prospect contains one existing oil well that historically was capable of producing approximately 100 barrels of oil per day prior to incurring mechanical difficulties.  The Company intends to use a portion of the proceeds received from the Ryland transactions to fund a portion of the drilling costs of a new exploratory well within the Hardy Prospect.  The Company is seeking a joint-interest partner to participate in that well and hopes to commence drilling within the next three months.

The Company also announced that its Board of Directors has authorized the adoption of a “stock repurchase program,” pursuant to which the Company may repurchase up to US$500,000 of its currently outstanding stock at prevailing market prices.  The time period during which the repurchasing activities may occur will be dependent on future market volume.  The stock repurchase program is subject to various trading restrictions as established in Rule 10(b)-18 of the Securities Exchange Act of 1934.

Mr. Colby further stated, “The implementation of the stock repurchase program will enable us to strengthen our long-term financial structure for our stockholders by capitalizing on a current undervaluing of our stock in the marketplace.”

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley Chief Financial Officer Eternal Energy Corp. 303-798-5235